As filed with the Securities and Exchange Commission on February 20, 1998
                                                             Rule 424(b)(3)
                                                Registration No. 333-37197

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                       POST EFFECTIVE AMENDMENT NO. 1
                                     TO
                                 FORM S-3/A
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                   CANTERBURY INFORMATION TECHNOLOGY, INC.
           (Formerly known as Canterbury Corporate Services, Inc.) (Exact name of Registrant as specified in its charter)

      Pennsylvania                    829                      23-2170505
 (State of Incorporation) (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code No.)    Identification Number)

                1600 Medford Plaza, Route 70 & Hartford Road
                         Medford, New Jersey  08055
        (Address of principal place of business or intended principal place of business)

                         Stanton M. Pikus, President
                   CANTERBURY INFORMATION TECHNOLOGY, INC.
                1600 Medford Plaza, Route 70 & Hartford Road
                         Medford, New Jersey  08055
                               (609) 953-0044
          (Name, address, including zip code, and telephone number)
                 including area code, of agent for service)

                                  Copy to:
                            William N. Levy, Esq.
                              LEVY & LEVY, P.A.
                     Suite 309, Plaza 1000, Main Street
                         Voorhees, New Jersey 08043
                               (609) 751-9494

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, as amended, check the following box:   X

                       CALCULATION OF REGISTRATION FEE

Title of    Offering Amount  Proposed Maximum   Proposed Maximum  Registration
Each Class  to be Registered Offering Price per Aggregate Offering    Fee
of Securities   (1) (2) (3)      Share (1)      Price (1) (2) (3)     (4)
to be Registered
------------------------------------------------------------------------------
Common Stock,
$.001 par value   3,485,500        $1.125          $3,921,188         $1,352


Total Registration Fee. . . . . . . . . . . . . . . . . . . . . . . . $1,352


(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the Registrant's fee has been calculated based on a price of $1.125 per share, the price as reported in National Market NASDAQ for the Registrant's common stock on October 27, 1997.
(2) Pursuant to Rule 416, this Registration Statement also covers such additional number of shares of Common Stock as may become issuable by reason of anti-dilution provisions.
(3) Estimated solely for the purpose of calculating the expected conversion for the 1,000,000 Class D Preferred Stock to Common Stock. In the event that the conversion formula results in the issuance of additional shares, this Registration Statement includes such additional shares and the Company will amend this Registration Statement to register the additional shares, if required.
(4) Registrant paid $600 on October 3, 1997 when the Registrant filed the original S-3, and paid the balance of $752 on October 31, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

                            STICKER AMENDMENT

     The Registrant hereby amends this Registration Statement on Form S-3/A, Registration No. 333-37197 by Sticker Amendment on February 19, 1998 to restate the total amount of common stock registered herein. Due to a decrease in the bid price on NASDAQ of the Registrant's common stock on the conversion date of the Class D Preferred Shares of the Selling Shareholders, the conversion formula resulted in an additional 841,733 shares of common stock being issued to the Selling Shareholders as follows:

                             SELLING SHAREHOLDERS

                         INITIAL UNDERLYING  ADDITIONAL UNDERLYING     TOTAL
NAME                        COMMON STOCK           COMMON STOCK        SHARES
------------------------------------------------------------------------------
American High Growth
Equities Retirement Trust    300,000                  267,272          567,272
Robert R. & Mary Jean
Colkitt                      200,000                  160,386          360,386
Endeavour Capital Fund S.A.  350,000                  311,817          661,817
Arab Commerce Bank           150,000                  102,258          252,258
                           ---------------------------------------------------
                           1,000,000                  841,733        1,841,733

     This Registration Statement is hereby amended to include the additional 841,733 shares of common stock issued to the Selling Shareholders pursuant to the conversion of the Class D Preferred Stock.

                                SIGNATURES
                POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3/A

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post Effective Amendment No. 1 to the Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Medford and State of New Jersey on February 20, 1998.

                   CANTERBURY INFORMATION TECHNOLOGY, INC.

                         By:/s/ Stanton M. Pikus
                            ----------------------------------
                            Stanton M. Pikus, President
                            and Chief Executive Officer

                         By:/S/ Kevin J. McAndrew
                            ----------------------------------
                            Kevin J. McAndrew, Executive Vice
                            President, Treasurer, Chief Financial
                            Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/Stanton M. Pikus
--------------------        President, Chief Executive     February 20, 1998
Stanton M. Pikus            Officer, Director

/s/Kevin J. McAndrew
--------------------        Executive Vice President,      February 20, 1998
Kevin J. McAndrew           Treasurer, Chief Financial
                            Officer, Director
/s/Alan Manin
--------------------        Director                       February 20, 1998
Alan Manin

/s/Jean Zwerlein Pikus
--------------------        Vice President, Operations;    February 20, 1998
Jean Zwerlein Pikus         Secretary; Director

/s/Stephen M. Vineberg
--------------------        Director                       February 20, 1998
Stephen M. Vineberg

/s/Paul L. Shapiro
--------------------        Director                       February 20, 1998
Paul L. Shapiro

/s/Frank Cappiello
--------------------        Director                       February 20, 1998
Frank Cappiello